Filed Pursuant to Rule 424(b)(3) Registration Statement No. 333-211718

The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Amendment No. 1 Dated December 4, 2018† to the preliminary pricing supplement dated December 3, 2018.

Pricing Supplement dated December , 2018 to the

Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016 and

Prospectus Dated June 30, 2016

The Toronto-Dominion Bank

$[n]

Autocallable Contingent Interest Barrier Notes Linked to the Least Performing among the Common Stock of Bank of America Corporation, Citigroup Inc. and Wells Fargo & Company Due on or about July 2, 2020

The Toronto-Dominion Bank ("TD" or “we”) is offering the Autocallable Contingent Interest Barrier Notes (the “Notes”) linked to the least performing among the common stock of Bank of America Corporation, Citigroup Inc. and Wells Fargo & Company (each, a “Reference Asset” and together, the “Reference Assets”).

The Notes will pay a Contingent Interest Payment on a Contingent Interest Payment Date (including the Maturity Date) at a per annum rate of between 19.00% and 21.00% (the “Contingent Interest Rate”, to be determined on the Pricing Date) only if, on the related Contingent Interest Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value, which is equal to 80.00% of its Initial Value. The Notes will be automatically called if, on any Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value. If the Notes are automatically called, on the first following Contingent Interest Payment Date (the “Call Payment Date”), we will pay a cash payment per Note equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed under the Notes. If the Notes are not automatically called, the amount we pay at maturity, in addition to any Contingent Payment otherwise due, if anything, will depend on the Closing Value of each Reference Asset on its Final Valuation Date (each, its “Final Value”) relative to its Barrier Value, which is equal to 80.00% of its Initial Value, calculated as follows:

•          If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:

the Principal Amount of $1,000

•          If the Final Value of any Reference Asset is less than its Barrier Value:

the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the Least Performing Percentage Change

In this scenario, investors will suffer a loss on their initial investment that is proportionate to the Reference Asset with the lowest percentage change from its Initial Value to its Final Value (the “Least Performing Reference Asset”) over the term of the Notes. Specifically, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount. Any payments on the Notes are subject to our credit risk.

The Notes do not guarantee the payment of any Contingent Interest Payments or the return of the Principal Amount. Investors are exposed to the market risk of each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date) and any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or potential increase in the value of any other Reference Asset. If the Final Value of any Reference Asset is less than its Barrier Value, investors may lose up to their entire investment in the Notes. Any payments on the notes are subject to our credit risk.

The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States. The Notes will not be listed or displayed on any securities exchange or electronic communications network.

The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-7 of this preliminary pricing supplement (this “pricing supplement”), “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement MLN-ES-ETF-1 dated July 8, 2016 (the “product prospectus supplement”) and “Risk Factors” on page 1 of the prospectus dated June 30, 2016 (the “prospectus”).

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on or about January 3, 2019 against payment in immediately available funds.

The estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be between $930.00 and $970.00 per Note, as discussed further under “Additional Risk Factors — Estimated Value” beginning on page P-9 and “Additional Information Regarding the Estimated Value of the Notes” on page P-25 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.

	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD
Per Note	$1,000.00	$5.00	$995.00
Total	$	$	$

The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

1 Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $995.00 (99.50%) per $1,000.00 Principal Amount of the Notes.

2 TD Securities (USA) LLC (“TDS”) will receive a commission of $5.00 (0.50%) per $1,000.00 principal amount of the Notes and may use a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes, or will offer the Notes directly to investors. TDS may resell the Notes to other securities dealers at the Principal Amount less a concession not in excess of $5.00 per Note. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-24 of this pricing supplement.

† This amended pricing supplement supersedes in its entirety the related pricing supplement dated December 3, 2018. We refer to this amended pricing supplement as the pricing supplement.

TD SECURITIES (USA) LLC	P-1

Autocallable Contingent Interest Barrier Notes

Linked to the Least Performing among the Common Stock of

Bank of America Corporation, Citigroup Inc. and Wells Fargo & Company Due on or about July 2, 2020

Summary

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement and the prospectus.

Issuer:	TD
Issue:	Senior Debt Securities, Series E
Type of Note:	Autocallable Contingent Interest Barrier Notes
Term:	Approximately 18 months, subject to an automatic call
Reference Assets:	The common stock of Bank of America Corporation (Bloomberg ticker: BAC, “BAC”), the common stock of Citigroup Inc. (Bloomberg ticker: C, “C”) and the common stock Wells Fargo & Company (Bloomberg ticker: WFC, “WFC")
CUSIP / ISIN:	89114QFT0 / US89114QFT04
Agent:	TDS
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Principal Amount:	$1,000 per Note
Pricing Date:	December 28, 2018
Issue Date:	January 3, 2019, which is three Business Days following the Pricing Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two Business Days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two Business Days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three Business Days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Final Valuation Date:	The final Contingent Interest Observation Date, as described below under “Contingent Interest Observation Dates” and as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.
Maturity Date:	The third Business Day following the Final Valuation Date, which is expected to be July 2, 2020, subject to postponement as described below under “Contingent Interest Observation Dates” and as described under “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement or, if such day is not a Business Day, the next following Business Day.
Call Feature:	If the Closing Value of each Reference Asset on any Call Observation Date is greater than or equal to its Call Threshold Value, we will automatically call the Notes and, on the related Call Payment Date, will pay you a cash payment equal to the Principal Amount, plus any Contingent Interest Payment otherwise due. No further amounts will be owed to you under the Notes.

TD SECURITIES (USA) LLC	P-2

Call Threshold Value:

With respect to BAC, $[n] (100.00% of its initial value, to be determined on the Pricing Date).

With respect to C, $[n] (100.00% of its initial value, to be determined on the Pricing Date).

With respect to WFC, $[n] (100.00% of its initial value, to be determined on the Pricing Date).

Each Call Threshold Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Call Observation Dates:	Quarterly, on the 28th calendar day of each March, June, September and December, commencing on March 28, 2019 and ending on March 28, 2020, or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Call Observation Date, the Call Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Call Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Call Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Call Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Call Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset.
Call Payment Date:	If the Notes are subject to an automatic call, the Call Payment Date will be the Contingent Interest Payment Date immediately following the relevant Call Observation Date, subject to postponement as described above under “Call Observation Dates” if the related Call Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.
Contingent Interest Payment:

If the Closing Value of each Reference Asset is greater than or equal to its Contingent Interest Barrier Value on any Contingent Interest Observation Date, a Contingent Interest Payment will be paid to you on the corresponding Contingent Interest Payment Date, in an amount equal to:

Principal Amount x Contingent Interest Rate x 1/4

If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date, you will receive no Contingent Interest Payment on the corresponding Contingent Interest Payment Date.

Contingent Interest Payments on the Notes are not guaranteed. You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value.

Contingent Interest Rate:	Expected to be between 19.00% and 21.00% per annum (to be determined on the Pricing Date)
Contingent Interest Barrier Value:

With respect to BAC, $[n] (80.00% of its initial value, to be determined on the Pricing Date).

With respect to C, $[n] (80.00% of its initial value, to be determined on the Pricing Date).

With respect to WFC, $[n] (80.00% of its initial value, to be determined on the Pricing Date).

Each Contingent Interest Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

TD SECURITIES (USA) LLC	P-3

Contingent Interest Observation Dates:	Quarterly, on the 28th calendar day of each March, June, September and December, commencing on March 28, 2019 and ending on June 28, 2020 (the “Final Valuation Date”), or, if such day is not a Trading Day, the next following Trading Day. If a Market Disruption Event occurs or is continuing with respect to a Reference Asset on any Contingent Interest Observation Date for any Reference Asset, the Contingent Interest Observation Date for the affected Reference Asset will be postponed until the next Trading Day on which no Market Disruption Event occurs or is continuing for that Reference Asset. In no event, however, will any Contingent Interest Observation Date for any Reference Asset be postponed by more than ten Trading Days. If the determination of the Closing Value of a Reference Asset for any Contingent Interest Observation Date is postponed to the last possible day, but a Market Disruption Event occurs or is continuing on that day, that day will nevertheless be the date on which the Closing Value of such Reference Asset will be determined. In such an event, the Calculation Agent will estimate the Closing Value that would have prevailed in the absence of the Market Disruption Event. For the avoidance of doubt, if on any Contingent Interest Observation Date, no Market Disruption Event is occurring with respect to a particular Reference Asset, the Contingent Interest Observation Date for such Reference Asset will be made on the originally scheduled Observation Date irrespective of the occurrence of a Market Disruption event with respect to another Reference Asset.
Contingent Interest Payment Dates:	With respect to each Contingent Interest Observation Date, the second Business Day following the relevant Contingent Interest Observation Date, with the exception of the final Contingent Interest Payment Date, which will be the Maturity Date, subject to postponement as described above under “— Contingent Interest Observation Dates” if the related Contingent Interest Observation Date is postponed or, if such day is not a Business Day, the next following Business Day.
Payment at Maturity:

If the Notes are not automatically called, on the Maturity Date, in addition to any Contingent Interest Payment otherwise due, we will pay a cash payment, if anything, per Note equal to:

If the Final Value of each Reference Asset is greater than or equal to its Barrier Value:

Principal Amount of $1,000.

If the Final Value of any Reference Asset is less than its Barrier Value:

$1,000 + $1,000 x Least Performing Percentage Change.

Percentage Change:	For each Reference Asset, the Percentage Change is the quotient, expressed as a percentage, of the following formula: Final Value – Initial Value Initial Value
Initial Value:

With respect to BAC, $[n] (to be determined on the Pricing Date).

With respect to C, $[n] (to be determined on the Pricing Date).

With respect to WFC, $[n] (to be determined on the Pricing Date).

In each case equal to its Closing Value on the Pricing Date, as determined by the Calculation Agent and subject to adjustment, as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Closing Value:	For each Reference Asset, the Closing Value will be the closing sale price or last reported sale price (or, in the case of NASDAQ, the official closing price) for that Reference Asset on a per-share or other unit basis, on any Trading Day for that Reference Asset or, if such Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of such Reference Asset.
Final Value:	For each Reference Asset, the Closing Value of such Reference Asset on its Final Valuation Date.

TD SECURITIES (USA) LLC	P-4

Barrier Value:

With respect to BAC, $[n] (80.00% of its initial value, to be determined on the Pricing Date).

With respect to C, $[n] (80.00% of its initial value, to be determined on the Pricing Date).

With respect to WFC, $[n] (80.00% of its initial value, to be determined on the Pricing Date).

Each Barrier Value is subject to adjustment as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product prospectus supplement.

Least Performing Reference Asset:	The Reference Asset with the lowest Percentage Change as compared to the Percentage Change of any other Reference Asset.
Least Performing Percentage Change:	The Percentage Change of the Least Performing Reference Asset.
Monitoring Period:	Final Valuation Date Monitoring
Trading Day:	A day on which the principal trading market(s) for each Reference Asset is open for trading, as determined by the Calculation Agent.
Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.
U.S. Tax Treatment:	By purchasing the Notes, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as pre-paid derivative contracts with respect to the Reference Assets. Pursuant to this approach, it is likely that any Contingent Interest Payment that you receive should be included in ordinary income at the time you receive the payment or when it accrues, depending on your regular method of accounting for U.S. federal income tax purposes. Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein under “Supplemental Discussion of U.S. Federal Income Tax Consequences” beginning on page P-22 and in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion below under “Supplemental Discussion of Canadian Tax Consequences” for information concerning the Canadian tax implications of an investment in the Notes.
Record Date:	The Business Day preceding the relevant Contingent Interest Payment Date, provided that if you sell the Notes in the secondary market on a Contingent Interest Observation Date, assuming the standard T+2 settlement, the purchaser of the Notes shall be deemed to be the record holder as of the applicable record date and, therefore, you will not be entitled to any payment attributable to that date.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Forms of the Debt Securities” and “Book-Entry Procedures and Settlement” in the prospectus).
Canadian Bail-in:	The Notes are not bail-inable notes under the Canada Deposit Insurance Corporation Act.

The Pricing Date, the Issue Date, and all other dates listed above are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes

You should read this preliminary pricing supplement (this “pricing supplement”) together with the prospectus, as supplemented by the product prospectus supplement MLN-ES-ETF-1 (the “product prospectus supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product prospectus supplement; and last, the prospectus. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-5 of the product prospectus supplement and “Risk Factors” on page 1 of the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

▪	Prospectus dated June 30, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000119312516638441/d162493d424b3.htm
▪	Product Prospectus Supplement MLN-ES-ETF-1 dated July 8, 2016:
https://www.sec.gov/Archives/edgar/data/947263/000089109216016045/e70441_424b2.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. Alternatively, The Toronto-Dominion Bank, any Agent or any dealer participating in this offering will arrange to send you the product prospectus supplement and the prospectus if you so request by calling 1-855-303-3234. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.

We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

This amended and restated pricing supplement amends, restates and supersedes the pricing supplement related hereto dated December 3, 2018 in its entirety.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors

The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these and other risks, please see “Additional Risk Factors Specific to the Notes” in the product prospectus supplement and the prospectus.

You should carefully consider whether the Notes are suited to your particular circumstances before you decide to purchase them. Accordingly, prospective investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.

Your Investment in the Notes May Result in a Loss.

The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Notes are not automatically called and the Final Value of any Reference Asset is less than its Barrier Value, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Value of the Least Performing Reference Asset is less than its Initial Value, and may lose the entire Principal Amount.

You Will Not Receive Any Contingent Interest Payment for Any Contingent Interest Payment Date If the Closing Value of Any Reference Asset on the Corresponding Contingent Interest Observation Date Is Less Than its Contingent Interest Barrier Value.

You will not receive a Contingent Interest Payment on a Contingent Interest Payment Date if the Closing Value of any Reference Asset on the related Contingent Interest Observation Date is less than its Contingent Interest Barrier Value. If the Closing Value of any Reference Asset is less than its Contingent Interest Barrier Value on each Contingent Interest Observation Date over the term of the Notes, you will not receive any Contingent Interest Payments, and you will not receive a positive return on your Notes. Generally, this non-payment of any Contingent Interest Payment will coincide with a greater risk of principal loss on your Notes. Accordingly, if we do not pay the Contingent Interest Payment on the Maturity Date, you will incur a loss of principal because the Final Price of the Least Performing Reference Asset will be less than the Barrier Price, and you may lose your entire Principal Amount.

The Potential Positive Return on the Notes Is Limited to the Contingent Interest Payments Paid on the Notes, If Any, Regardless of Any Appreciation in the Price of Any Reference Asset.

The potential positive return on the Notes is limited to any Contingent Interest Payments paid, meaning any positive return on the Notes will be composed solely by the sum of any Contingent Interest Payments paid over the term of the Notes. Therefore, if the appreciation of any Reference Asset exceeds the sum of any Contingent Interest Payments actually paid on the Notes, the return on the Notes will be less than the return would be if you made a direct investment in such Reference Asset or a security directly linked to the positive performance of such Reference Asset.

Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. The Notes do not provide for fixed interest payments and you may not receive any Contingent Interest Payments over the term of the Notes. Even if you do receive one or more Contingent Interest Payments and your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of TD with the same maturity date or if you invested directly in any of the Reference Assets. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

The Notes May Be Automatically Called Prior to the Maturity Date And Are Subject to Reinvestment Risk.

If your Notes are automatically called, no further payments will be owed to you under the Notes after the applicable Call Payment Date. Therefore, because the Notes could be called as early as the first potential Call Payment Date, the holding period could be limited. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. Furthermore, to the extent you are able to reinvest such proceeds in an investment with a comparable return for a similar level of risk, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new notes.

Investors Are Exposed to the Market Risk of Each Reference Asset on Each Contingent Interest Observation Date (Including the Final Valuation Date).

Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the performance of each Reference Asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each Reference Asset on each Contingent Interest Observation Date (including the Final Valuation Date). Poor performance by any Reference Asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other Reference Asset. For instance, you will receive a negative return equal to the Least Performing Percentage Change if the Final Value of any Reference Asset is less than its Barrier Value on its Final Valuation Date, even if the Percentage Change of another Reference Asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each Reference Asset.

TD SECURITIES (USA) LLC	P-7

Because the Notes are Linked to the Least Performing Reference Asset, You Are Exposed to a Greater Risk of no Contingent Interest Payments and Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to a Single Reference Asset.

The risk that you will not receive any Contingent Interest Payments and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of only one Reference Asset. With more Reference Assets, it is more likely that the Closing Value or Final Value of any Reference Asset will be less than its Contingent Interest Barrier Value on any Contingent Interest Observation Date (including the Final Valuation Date) than if the Notes were linked to a single Reference Asset.

In addition, the lower the correlation is between the performance of a pair of Reference Assets, the more likely it is that one of the Reference Assets will decline in value to a Closing Value or Final Value, as applicable, that is less than its Contingent Interest Barrier Value or Barrier Value on any Call Observation Date or Contingent Interest Observation Date. Although the correlation of the Reference Assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Interest Rate, Contingent Interest Barrier Value and Barrier Value are determined, in part, based on the correlation of the Reference Assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher Contingent Interest Rate and lower Contingent Interest Barrier Values and Barrier Values are generally associated with lower correlation of the Reference Assets. Therefore, if the performance of a pair of Reference Assets is not correlated to each other or is negatively correlated, the risk that you will not receive any Contingent Interest Payments or that the Final Value of any Reference Asset is less than its Barrier Value will occur is even greater despite a lower Barrier Value and Contingent Interest Barrier Value. Therefore, it is more likely that you will not receive any Contingent Interest Payments and that you will lose a significant portion or all of your initial investment at maturity.

Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.

Although the return on the Notes will be based on the performance of the Least Performing Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.

The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.

Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. The Agent may make a market for the Notes; however, it is not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.

If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the value of the then-current least performing Reference Asset, and as a result, you may suffer substantial losses.

The Amounts Payable on the Notes Are Not Linked to the Value of the Least Performing Reference Asset at Any Time Other Than on the Contingent Interest Observation Dates (Including the Final Valuation Date) and Call Observation Dates.

Any payments on the Notes will be based on the Closing Value of the Least Performing Reference Asset only on the Contingent Interest Observation Dates (including the Final Valuation Date) and Call Observation Dates. Even if the market value of the Least Performing Reference Asset appreciates prior to the relevant Contingent Interest Observation Date but then drops on that day to a Closing Value that is less than its Contingent Interest Barrier Value, you will not receive any Contingent Interest Payment on the corresponding Contingent Interest Payment Date. Similarly, the Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Value of the Least Performing Reference Asset on a date other than the Final Valuation Date, and may be zero. Although the actual values of the Reference Assets at other times during the term of the Notes may be higher than the values on one or more Contingent Interest Observation Dates (including the Final Valuation Date) or Call Observation Dates, any Contingent Interest Payments on the Notes and the Payment at Maturity will be based solely on the Closing Value of the Least Performing Reference Asset on the applicable Contingent Interest Observation Date (including the Final Valuation Date) and Call Observation Dates.

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The Contingent Interest Rate Will Reflect In Part the Volatility of each Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.

Generally, the higher the Reference Assets’ volatility, the more likely it is that the Closing Value of each Reference Asset could be less than its Initial Value or its Contingent Interest Barrier Value on a Contingent Interest Observation Date or its Barrier Value on its Final Valuation Date. Volatility means the magnitude and frequency of changes in the values of the Reference Assets. This greater risk will generally be reflected in a higher Contingent Interest Rate for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Contingent Interest Rate is set on the Pricing Date, the Reference Assets’ volatility can change significantly over the term of the Notes, and may increase. The value of any Reference Asset could fall sharply on the Contingent Interest Observation Dates, resulting in few or no Contingent Interest Payments or on the Final Valuation Date, resulting in a significant or entire loss of principal.

There Are Single Stock Risks Associated with each Reference Asset.

The value of each Reference Asset can rise or fall sharply due to factors specific to such Reference Asset and their issuers (the “Reference Asset Issuer”, and together, the “Reference Asset Issuers”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Assets and Reference Asset Issuers for your Notes. For additional information, see "Information Regarding the Reference Assets" in this pricing supplement and the each Reference Asset Issuer's SEC filings. We urge you to review financial and other information filed periodically by the Reference Asset Issuers with the SEC.

Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of the Notes.

We, the Agent and our other affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of a Reference Asset, and we may adjust these hedges by, among other things, purchasing or selling securities, futures, options or other derivative instruments at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in a Reference Asset.

These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.

We, the Agent and our affiliates may, at present or in the future, engage in business with one or more Reference Asset Issuers, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between our, the Agent’s and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we, the Agent or our affiliates may have published, and in the future expect to publish, research reports with respect to a Reference Asset. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates or the Agents or their affiliates may affect the value of a Reference Asset and, therefore, the market value of the Notes, whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity, if any.

Estimated Value

The Estimated Value of Your Notes Is Expected To Be Lower Than the Public Offering Price of Your Notes.

The estimated value of your Notes on the Pricing Date is expected to be lower, and may be significantly lower, than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.

The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.

The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.

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The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.

The estimated value of your Notes on the Pricing Date is based on our internal pricing models when the terms of the Notes are set, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially lower than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Public Offering Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes.

The estimated value of the Notes will not be a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.

The Notes are subject to risks associated with the banking sector.

The Notes are subject to risks associated with the banking sector because the Reference Assets primary lines of business are directly associated with the banking sector, which means the Reference Assets will be more affected by the performance of the banking sector versus a more diversified group of Reference Assets. The performance of bank stocks may be affected by extensive governmental regulation which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the sector. Banks may also be subject to severe price competition.

If the Values of any Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.

Your Notes may trade quite differently from the performance of any of the Reference Assets. Changes in the value of any Reference Asset may not result in a comparable change in the market value of your Notes. Even if the value of each Reference Asset increases above its Initial Value during the life of the Notes, the market value of your Notes may not increase by the same amount and could decline.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The Calculation Agent will, among other things, determine whether the Contingent Interest Payment is payable on any Contingent Interest Payment Date and the Payment at Maturity on the Notes. We will serve as the Calculation Agent but may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting a Reference Asset has occurred, and make certain adjustments to the Reference Asset if certain events occur. This determination may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the product prospectus supplement.

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You Will Have No Rights to Receive Any Shares of a Reference Asset and You Will Not Be Entitled to Dividends or Other Distributions by a Reference Asset.

The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the Notes will not make you a holder of shares of any Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions, any rights against any Reference Asset Issuer. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of any Reference Asset and received the dividends paid or other distributions made in connection with them. Your Notes will be paid in cash and you have no right to receive delivery of shares of any Reference Asset.

Any Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the Related Payment Dates are Subject to Market Disruption Events and Adjustments.

Each Contingent Interest Observation Date (including the Final Valuation Date) or Call Observation Date and the related payment dates (including the Maturity Date) are subject to postponement as described in the product prospectus supplement due to the occurrence of one of more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement. A market disruption event for a particular Reference Asset will not constitute a market disruption event for any other Reference Asset.

You Will Have Limited Anti-Dilution Protection.

The Calculation Agent will adjust the Initial Price and Barrier Price for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Assets, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” in the product prospectus supplement and “Anti-Dilution Adjustments” herein. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Assets. Those events or other actions by any Reference Asset Issuer or a third party may nevertheless adversely affect the price of a Reference Asset, and adversely affect the value of your Notes.

We Do Not Control any Reference Asset Issuer and Are Not Responsible for Any of their Disclosures.

Neither we nor any of our affiliates have the ability to control the actions of any Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to any Reference Asset or Reference Asset Issuer. We are not responsible for any Reference Asset Issuer’s public disclosure of information on itself or the applicable Reference Asset, whether contained in Securities Exchange Commission filings or otherwise. You should make your own investigation into each of the Reference Asset Issuers.

Significant Aspects of the Tax Treatment of the Notes Are Uncertain.

The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, and the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.

For a more complete discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product prospectus supplement and below under “Supplemental Discussion of Canadian Tax Consequences.” If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

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Anti-Dilution Adjustments

The section “General Terms of the Notes—Anti-Dilution Adjustments—Transferable Rights and Warrants” in the product prospectus supplement is replaced in its entirety with the following:

Transferable Rights and Warrants

If a Reference Asset Issuer issues transferable rights or warrants to all holders of such Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than its Closing Value on the Trading Day before the ex-dividend date for such issuance, then the Calculation Agent may adjust the Initial Value and/or Final Value, as applicable, of that Reference Asset, or any other terms of the Notes as the Calculation Agent determines appropriate with reference to any adjustment(s) to options contracts on the affected Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange to account for the economic effect of such issuance.

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Hypothetical Returns

The examples set out below are included for illustration purposes only and are hypothetical examples only; amounts below may have been rounded for ease of analysis. The Closing Values and Percentage Changes of the Reference Assets used to illustrate the calculation of whether a Contingent Interest Payment is payable on a Contingent Interest Payment Date and the Payment at Maturity are not estimates or forecasts of the Initial Value, the Closing Value, the Final Value or the value of any Reference Asset on any trading day prior to the Maturity Date. All examples assume hypothetical Initial Values of $50.00, $70.00 and $30.00, Call Threshold Values of $50.00, $70.00 and $30.00 (each 100.00% of the applicable hypothetical Initial Value), Contingent Interest Barrier Values of $40.00, $56.00 and $24.00 respectively (each 80.00% of the applicable hypothetical Initial Value), Barrier Values of $40.00, $56.00 and $24.00, respectively (each 80.00% of the applicable hypothetical Initial Value), a Contingent Interest Payment of $47.50 per Note (reflecting a Contingent Interest Rate of 19.00% per annum, the low end of the range indicated on the cover), that a holder purchased Notes with a Principal Amount of $1,000 and that no Market Disruption Event occurs on any Call Observation Date or Contingent Interest Observation Date (including the Final Valuation Date). The actual Contingent Interest Rate, Initial Value, Barrier Value and Contingent Interest Barrier Value will be set forth on the cover page of the final pricing supplement.

Example 1 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Initial Value and Contingent Interest Barrier Value on the First Call Observation Date and The Notes Are Automatically Called.

Contingent Interest and Call Observation Date	Closing Values	Payment (per Note)
First

Reference Asset A: $55.00 (greater than or equal to its Initial Value and Contingent Interest Barrier Value)

Reference Asset B: $72.00 (greater than or equal to its Initial Value and Contingent Interest Barrier Value)

$1,000.00 (Principal Amount) + $47.50 (Contingent Interest Payment)
	Reference Asset C: $31.00 (greater than or equal to its Initial Value and Contingent Interest Barrier Value)	$1,047.50 (Total Payment upon Automatic Call)

If on the first Call Observation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Threshold Value (and therefore also greater than the Contingent Interest Barrier Value), then the Notes will be automatically called and, on the Call Payment Date, we will pay you a cash payment equal to $1,047.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment, for a return of 4.75% per Note. No further amounts will be owed under the Notes.

Example 2 —	The Closing Value of Each Reference Asset is Greater than or Equal to its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of Each Reference Asset is Greater Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Fifth

Reference Asset A: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Initial Value)

Reference Asset B: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Initial Value)

Reference Asset C: Various (all greater than or equal to its Contingent Interest Barrier Value; less than its Initial Value)

$237.50 (Aggregate Contingent Interest Payments)
Final Valuation Date

Reference Asset A: $41.00 (greater than its Barrier Value and Contingent Interest Barrier Value, less than its Initial Value)

Reference Asset B: $63.00 (greater than its Barrier Value and Contingent Interest Barrier Value, less than its Initial Value)

Reference Asset C: $25.00 (greater than its Barrier Value and Contingent Interest Barrier Value, less than its Initial Value)

$1,000.00 (Principal Amount) + $47.50 (Contingent Interest Payment) $1,047.50 (Total Payment on Maturity Date)

If the Closing Value of each Reference Asset on each of the first through fifth Contingent Interest Observation Dates is greater than or equal to its Contingent Interest Barrier Value and less than its Call Threshold Value on each Call Observation Date, we will pay the Contingent Interest Payment on the applicable Contingent Interest Payment Date and the Notes will not be subject to an automatic call. If the Final Value of each Reference Asset is greater than or equal to its Barrier Value on the Final Valuation Date and greater than or equal to its Contingent Interest Barrier Value on the Contingent Interest Observation Date, then on the Maturity Date we will pay you a cash payment equal to $1,047.50 per Note, reflecting the Principal Amount plus the applicable Contingent Interest Payment. When added to the Contingent Interest Payments of $237.50 paid in respect of the prior Contingent Interest Payment Dates, we will have paid you a total of $1,285.00 per Note, a return of 28.50% per Note.

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Example 3 —	The Closing Value of Each Reference Asset is Less than its Contingent Interest Barrier Value on Each of the Contingent Interest Observation Dates, the Notes Are Not Automatically Called on any Call Observation Date and the Final Value of the Least Performing Reference Asset is Less Than its Barrier Value and Contingent Interest Barrier Value.

Contingent Interest and Call Observation Date	Closing Value	Payment (per Note)
First through Fifth	Reference Asset A: Various (all less than its Contingent Interest Barrier Value) Reference Asset B: Various (all less than its Contingent Interest Barrier Value) Reference Asset C: Various (all less than its Contingent Interest Barrier Value)	$0
Final Valuation Date	Reference Asset A: $20.00 (less than its Barrier Value and Contingent Interest Barrier Value) Reference Asset B: $78.00 (greater than its Initial Value)	= $1,000 + ($1,000 x Percentage Change) = $1,000 + ($1,000 x –60.00%) = $400.00 (Total Payment on Maturity Date)
	Reference Asset C: $39.00 (greater than its Initial Value)

If the Closing Value of each Reference Asset on each of the first through fifth Contingent Interest Observation Dates is less than its Contingent Interest Barrier Value and less than its Call Threshold Value on each Call Observation Date, we will not pay the Contingent Interest Payment on any of the applicable Contingent Interest Payment Dates and the Notes will not be subject to an automatic call. If on the Final Valuation Date, the Final Value of the Least Performing Reference Asset is less than the Barrier Value and Contingent Interest Barrier Value, then on the Maturity Date we will pay you a cash payment equal to the Principal Amount plus the product of the Principal Amount and Least Performing Percentage Change, for a total of $400.00 per Note, a loss of 60.00% per Note.

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Information Regarding the Reference Assets

Each Reference Asset is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding each Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The graphs below set forth the information relating to the historical performance of each Reference Asset. The graphs below show the daily historical Closing Values of each Reference Asset from January 1, 2008 through November 28, 2018. We obtained the information regarding the historical performance of each Reference Asset in the graphs below from Bloomberg Professional® Service (“Bloomberg”).

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of each Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Value of any Reference Asset. We cannot give you assurance that the performance of the Reference Assets will result in any positive return on your initial investment.

Bank of America Corporation

According to publicly available information, Bank of America Corporation (“Bank of America”) is a bank holding company and a financial holding company. Through Bank of America’s banking subsidiaries and various nonbanking subsidiaries throughout the United States and in international markets, it provides banking and nonbanking financial services and products through four operating segments: Consumer Banking, Global Wealth & Investment Management, Global Banking and Global Markets, with the remaining operations recorded in All Other. The Consumer Banking segment offers credit, banking and investment products and services to consumers and small businesses. The Global Wealth & Investment Management segment consists of two primary businesses: Merrill Lynch Global Wealth Management, an advisory business providing investment management, brokerage, banking and retirement products, and U.S. Trust, Bank of America Private Wealth Management, which provides wealth management services targeted to high net worth and ultra high net worth clients and wealth, wealth structuring, investment management, trust and banking services. Global Banking includes Global Corporate Banking, Global Commercial Banking, Business Banking and Global Investment Banking and provides a range of lending-related products and services, integrated working capital management and treasury services, and underwriting and advisory services. Global Markets offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity and equity businesses. The All Other segment includes asset-liability management activities, equity investments, the non-U.S. consumer credit card business, non-core mortgage loans and servicing activities, the net impact of periodic revisions to the mortgage servicing rights (MSR) valuation model for both core and non-core MSRs, other liquidating businesses, residual expense allocations and other. Information filed by Bank of America with the SEC can be located by reference to its SEC file number: 001-06523, or its CIK Code: 0000070858. Bank of America’s website is bankofamerica.com. Bank of America’s common stock is listed on the New York Stock Exchange under the ticker symbol “BAC.”

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Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Reference Asset for each quarter in the period from January 1, 2008 through November 28, 2018. On November 28, 2018, the Closing Price of the Reference Asset was $28.43. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on any Call Observation Date or Contingent Interest Observation Date (including the Valuation Date).

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Quarter Ending	Quarter Closing High	Quarter closing Low	Quarter Close	Quarter Ending	Quarter Closing High	Quarter closing Low	Quarter Close
March 31, 2008	$45.03	$35.31	$37.91	September 30, 2013	$14.95	$12.83	$13.80
June 30, 2008	$40.86	$23.87	$23.87	December 31, 2013	$15.88	$13.69	$15.57
September 30, 2008	$37.48	$18.52	$35.00	March 31, 2014	$17.92	$16.10	$17.20
December 31, 2008	$38.13	$11.25	$14.08	June 30, 2014	$17.34	$14.51	$15.37
March 31, 2009	$14.33	$3.14	$6.82	September 30, 2014	$17.18	$14.98	$17.05
June 30, 2009	$14.17	$7.05	$13.20	December 31, 2014	$18.13	$15.76	$17.89
September 30, 2009	$17.98	$11.84	$16.92	March 31, 2015	$17.90	$15.15	$15.39
December 31, 2009	$18.59	$14.58	$15.06	June 30, 2015	$17.67	$15.41	$17.02
March 31, 2010	$18.04	$14.45	$17.85	September 30, 2015	$18.45	$15.26	$15.58
June 30, 2010	$19.48	$14.37	$14.37	December 31, 2015	$17.95	$15.38	$16.83
September 30, 2010	$15.67	$12.32	$13.11	March 31, 2016	$16.43	$11.16	$13.52
December 31, 2010	$13.56	$10.95	$13.34	June 30, 2016	$15.11	$12.18	$13.27
March 31, 2011	$15.25	$13.33	$13.33	September 30, 2016	$16.19	$12.74	$15.65
June 30, 2011	$13.72	$10.50	$10.96	December 30, 2016	$23.16	$15.63	$22.10
September 30, 2011	$11.09	$6.06	$6.12	March 31, 2017	$25.50	$22.05	$23.59
December 30, 2011	$7.35	$4.99	$5.56	June 30, 2017	$24.32	$22.23	$24.26
March 30, 2012	$9.93	$5.80	$9.57	September 29, 2017	$25.45	$22.89	$25.34
June 29, 2012	$9.68	$6.83	$8.18	December 29, 2017	$29.88	$25.45	$29.52
September 28, 2012	$9.55	$7.04	$8.83	March 29, 2018	$32.84	$29.17	$29.99
December 31, 2012	$11.60	$8.93	$11.60	June 29, 2018	$31.22	$28.19	$28.19
March 28, 2013	$12.78	$11.03	$12.18	September 28, 2018	$31.80	$27.78	$29.46
June 28, 2013	$13.83	$11.44	$12.86	November 28, 2018*	$30.43	$26.19	$28.43

*This pricing supplement includes information for the fourth quarter of 2018 for the period from October 1, 2018 through November 28, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

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The graph below illustrates the performance of the Reference Asset from November 28, 2008 to November 28, 2018.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Citigroup Inc.

According to publicly available information, Citigroup Inc. (“Citigroup”) is a global diversified financial services holding company. Citigroup provides consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, trade and securities services and wealth management. Citigroup currently operates, for management reporting purposes, via two primary business segments: Citicorp, consisting of Citi’s Global Consumer Banking businesses and Institutional Clients Group; and Citi Holdings, consisting of businesses and portfolios of assets that Citigroup has determined are not central to its core Citicorp businesses. Citicorp is Citigroup’s global bank for consumers and businesses and represents Citi’s core franchises. Global Consumer Banking consists of Citigroup’s four geographical consumer banking businesses that provide traditional banking services to retail customers through retail banking, commercial banking, Citi-branded cards and Citi retail services. Citigroup’s Institutional Clients Group provides wholesale banking products and services, including fixed income and equity sales and trading, foreign exchange, prime brokerage, derivatives services, equity and fixed income research, corporate lending, investment banking and advisory services, private banking, cash management, trade finance and securities services. Corporate/Other includes certain unallocated costs of global staff functions (including finance, risk, human resources, legal and compliance), other corporate expenses and unallocated global operations and technology expenses, Corporate Treasury and discontinued operations. Information filed by Citigroup with the SEC can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. Citigroup’s website is citigroup.com. Citigroup’s common stock is listed on the New York Stock Exchange under the ticker symbol “C.”

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Reference Asset for each quarter in the period from January 1, 2008 through November 28, 2018. On November 28, 2018, the Closing Price of the Reference Asset was $65.58. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on any Call Observation Date or Contingent Interest Observation Date (including the Valuation Date).

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Quarter Ending	Quarter Closing High	Quarter closing Low	Quarter Close	Quarter Ending	Quarter Closing High	Quarter closing Low	Quarter Close
March 31, 2008	$296.90	$186.20	$214.20	September 30, 2013	$53.00	$47.67	$48.51
June 30, 2008	$268.10	$167.60	$167.60	December 31, 2013	$53.29	$47.67	$52.11
September 30, 2008	$211.20	$140.30	$205.10	March 31, 2014	$55.20	$46.34	$47.60
December 31, 2008	$230.00	$37.70	$67.10	June 30, 2014	$49.58	$45.68	$47.10
March 31, 2009	$74.60	$10.20	$25.30	September 30, 2014	$53.66	$46.90	$51.82
June 30, 2009	$40.20	$26.80	$29.70	December 31, 2014	$56.37	$49.68	$54.11
September 30, 2009	$52.30	$25.90	$48.40	March 31, 2015	$54.26	$46.95	$51.52
December 31, 2009	$50.00	$32.00	$33.10	June 30, 2015	$57.39	$51.52	$55.24
March 31, 2010	$43.10	$31.50	$40.50	September 30, 2015	$60.34	$49.00	$49.61
June 30, 2010	$49.70	$36.30	$37.60	December 31, 2015	$55.87	$49.88	$51.75
September 30, 2010	$43.00	$36.60	$39.00	March 31, 2016	$51.13	$34.98	$41.75
December 31, 2010	$48.10	$39.50	$47.30	June 30, 2016	$47.33	$38.48	$42.39
March 31, 2011	$51.30	$43.90	$44.20	September 30, 2016	$47.90	$40.78	$47.23
June 30, 2011	$46.00	$36.81	$41.64	December 30, 2016	$61.09	$47.03	$59.43
September 30, 2011	$42.88	$23.96	$25.62	March 31, 2017	$61.55	$55.68	$59.82
December 30, 2011	$34.17	$23.11	$26.31	June 30, 2017	$66.98	$57.72	$66.88
March 30, 2012	$38.08	$28.17	$36.55	September 29, 2017	$72.74	$65.95	$72.74
June 29, 2012	$36.87	$24.82	$27.41	December 29, 2017	$77.10	$71.33	$74.41
September 28, 2012	$34.79	$25.24	$32.72	March 29, 2018	$80.08	$67.50	$67.50
December 31, 2012	$40.17	$32.75	$39.56	June 29, 2018	$72.86	$65.46	$66.92
March 28, 2013	$47.60	$41.15	$44.24	September 28, 2018	$74.79	$66.06	$71.74
June 28, 2013	$53.27	$42.50	$47.97	November 28, 2018	$72.62	$61.75	$65.58

*This pricing supplement includes information for the fourth quarter of 2018 for the period from October 1, 2018 through November 28, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

TD SECURITIES (USA) LLC	P-18

The graph below illustrates the performance of the Reference Asset from November 28, 2008 to November 28, 2018.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TD SECURITIES (USA) LLC	P-19

Wells Fargo & Company

According to publicly available information, Wells Fargo & Company (“Wells Fargo”) is a financial services company, financial holding company and a bank holding company. Wells Fargo, through its subsidiaries, provides retail, commercial and corporate banking services through banking stores and offices, the internet and other distribution channels to individuals, businesses and institutions in the U.S. and other countries. Wells Fargo provides other financial services through subsidiaries engaged in various businesses, principally wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency and brokerage services, computer and data processing services, trust services, investment advisory services, mortgage-backed securities servicing and venture capital investment. Wells Fargo operates in three reportable segments: Community Banking; Wholesale Banking; and Wealth, Brokerage and Retirement. The Community Banking segment offers line of diversified financial products and services for consumers and small businesses including checking and savings accounts, credit and debit cards, and automobile, student, and small business lending. The Wholesale Banking segment provides a line of commercial, corporate, capital markets, cash management and real estate banking products and services to businesses across the United States and to financial institutions globally. The Wealth, Brokerage and Retirement segment provides a range of personalized wealth management, investment and retirement products and services to clients across U.S. based businesses including Wells Fargo Advisors, The Private Bank, Abbot Downing, Wells Fargo Institutional Retirement and Trust, and Wells Fargo Asset Management. Information filed by Wells Fargo with the SEC can be located by reference to its SEC file number: 001-02979, or its CIK Code: 0000072971. Wells Fargo’s website is wellsfargo.com. Wells Fargo’s common stock is listed on the New York Stock Exchange under the ticker symbol “WFC.”

Historical Information

Below is a table setting forth the quarterly high, low, and period-end Closing Prices of the Reference Asset for each quarter in the period from January 1, 2008 through November 28, 2018. On November 28, 2018, the Closing Price of the Reference Asset was $54.35. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the market price of the Reference Asset on any Call Observation Date or Contingent Interest Observation Date (including the Valuation Date).

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price of the Reference Asset. We cannot give you assurance that the performance of the Reference Asset will result in any positive return on your initial investment.

Quarter Ending	Quarter Closing High	Quarter closing Low	Quarter Close	Quarter Ending	Quarter Closing High	Quarter closing Low	Quarter Close
March 31, 2008	$34.01	$25.48	$29.10	September 30, 2013	$44.63	$41.08	$41.32
June 30, 2008	$31.49	$23.75	$23.75	December 31, 2013	$45.54	$40.24	$45.40
September 30, 2008	$39.80	$20.51	$37.53	March 31, 2014	$49.74	$44.23	$49.74
December 31, 2008	$36.70	$21.76	$29.48	June 30, 2014	$52.98	$47.71	$52.56
March 31, 2009	$30.00	$8.12	$14.24	September 30, 2014	$53.36	$49.70	$51.87
June 30, 2009	$28.18	$14.48	$24.26	December 31, 2014	$55.71	$47.85	$54.82
September 30, 2009	$29.41	$22.87	$28.18	March 31, 2015	$56.17	$50.72	$54.40
December 31, 2009	$31.38	$25.32	$26.99	June 30, 2015	$57.91	$53.94	$56.24
March 31, 2010	$31.22	$26.43	$31.12	September 30, 2015	$58.52	$50.02	$51.35
June 30, 2010	$33.88	$25.60	$25.60	December 31, 2015	$55.97	$51.26	$54.36
September 30, 2010	$28.57	$23.25	$25.13	March 31, 2016	$52.91	$45.16	$48.36
December 31, 2010	$31.31	$23.59	$30.99	June 30, 2016	$51.11	$45.01	$47.33
March 31, 2011	$34.10	$31.20	$31.70	September 30, 2016	$50.80	$44.28	$44.28
June 30, 2011	$32.40	$25.36	$28.06	December 30, 2016	$57.29	$43.75	$55.11
September 30, 2011	$29.38	$22.88	$24.12	March 31, 2017	$59.73	$53.78	$55.66
December 30, 2011	$27.80	$23.18	$27.56	June 30, 2017	$55.78	$51.14	$55.41
March 30, 2012	$34.47	$28.43	$34.14	September 29, 2017	$55.78	$49.58	$55.15
June 29, 2012	$34.51	$30.05	$33.44	December 29, 2017	$61.61	$53.19	$60.67
September 28, 2012	$36.13	$32.85	$34.53	March 29, 2018	$65.93	$50.98	$52.41
December 31, 2012	$35.97	$31.43	$34.18	June 29, 2018	$56.18	$50.39	$55.44
March 28, 2013	$38.20	$34.66	$36.99	September 28, 2018	$59.19	$52.56	$52.56
June 28, 2013	$41.56	$36.27	$41.27	November 28, 2018	$54.46	$50.19	$54.35

*This pricing supplement includes information for the fourth quarter of 2018 for the period from October 1, 2018 through November 28, 2018. Accordingly, the “Quarterly Closing High”, “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the fourth calendar quarter of 2018.

TD SECURITIES (USA) LLC	P-20

The graph below illustrates the performance of the Reference Asset from November 28, 2008 to November 28, 2018.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

TD SECURITIES (USA) LLC	P-21

Supplemental Discussion of U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury Department (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion applies to you only if you are a U.S. holder, as defined in the product prospectus supplement. An investment in the Notes is not appropriate for non-U.S. holders and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the Notes. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the Notes as pre-paid derivative contracts with respect to the Reference Assets. If your Notes are so treated, any Contingent Interest Payments paid on the Notes (including any Contingent Interest Payments paid on or with respect to the Maturity Date) would be treated as ordinary income includable in income by you in accordance with your regular method of accounting for U.S. federal income tax purposes. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Upon the taxable disposition of your Notes, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition (adjusted for amounts or proceeds attributable to any accrued and unpaid Contingent Interest Payments, which would be treated as ordinary income) and your tax basis in the Note. Your tax basis in a Note generally should equal your cost for the Note. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to a Contingent Interest Payment Date, but that could be attributed to an expected Contingent Interest Payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Supplemental Discussion of U.S. Federal Income Tax Consequences – Alternative Treatments” in the product prospectus supplement.

Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the product prospectus supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. You are urged to consult your tax advisor concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates, and certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. You should consult your tax advisors as to the consequences of the 3.8% Medicare tax to your investment in the Notes.

TD SECURITIES (USA) LLC	P-22

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

You are urged to consult your tax advisor concerning the application of U.S. federal income tax laws to an investment in the Notes, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

Supplemental Discussion of Canadian Tax Consequences

The following section supersedes and replaces in its entirety the section of the Offering Circular Supplement under “Supplemental Discussion of Canadian Tax Consequences”.

In the opinion of Osler, Hoskin & Harcourt LLP, special Canadian tax counsel to TD, the following is, as of the date hereof, a summary of certain Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a Note pursuant to this pricing supplement, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with the Issuer and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the Note, (ii) is entitled to receive all payments (including any interest and principal) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) holds the Note as capital property, (v) does not use or hold and is not deemed to use or hold the Note in or in the course of carrying on a business in Canada and (vi) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.

The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this Pricing Supplement. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes having regard to their own particular circumstances.

Based in part on the published administrative position of the CRA, any amount in excess of the Principal Amount of a Note paid or credited or deemed for purposes of the Canadian Tax Act to be paid or credited to a Non-resident Holder on the Note should not be subject to Canadian non-resident withholding tax. Should payments with respect to the Notes become subject to such withholding tax, TD will withhold tax at the applicable statutory rate and will not make payments of any additional amounts.

Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of a Note.

TD SECURITIES (USA) LLC	P-23

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement and may use all or a portion of that commission to allow selling concessions to other registered broker-dealers in connection with the distribution of the Notes. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their selling concessions, fees or commissions. The public offering price for investors purchasing the Notes in these accounts may be as low as $995.00 (99.50%) per Note. The underwriting discount represents the selling concessions for other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.

Conflicts of Interest. TDS is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We, TDS, another of our affiliates or third parties may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or third parties, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or third parties informs such purchaser otherwise in the confirmation of sale.

Prohibition of Sales to European Economic Area Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-24

Additional Information Regarding the Estimated Value of the Notes

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be communicated to investors in a final pricing supplement.

The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.

On the cover page of this pricing supplement, we have provided the initial estimated value range for the Notes. This range of estimated values was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” beginning on page P-7. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Additional Risk Factors” beginning on page P-7 of this pricing supplement.

TD SECURITIES (USA) LLC	P-25

Events of Default

The indenture provides holders of Notes with remedies if we fail to perform specific obligations, such as making payments on the Notes, or if we become bankrupt. Holders should review the applicable provisions and understand which of our actions would trigger an event of default and which actions would not.

Under the indenture, “event of default” means any of the following:

•	we default in the payment of the principal of or interest on, as applicable, any note of that series and, in each case, the default continues for a period of 30 Business Days; or
•	we become insolvent or bankrupt or subject to the provisions of the Winding-up and Restructuring Act (Canada), or any statute hereafter enacted in substitution therefor, as such act, or substituted act, may be amended from time to time, (ii) we go into liquidation, either voluntary or under an order of a court of competent jurisdiction or (iii) we pass a resolution for our winding-up, liquidation or dissolution (with certain exceptions).

The indenture permits the issuance of notes in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis. For purposes of this section, with respect to notes issued on or after September 23, 2018, “series” refers to notes having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

The indenture provides that:

•	if an event of default due to the default in payment of principal of or, if applicable, any premium or interest on, any series of senior notes issued under the indenture, or due to any event of default referred to in the last bullet of the preceding paragraph applicable to the senior notes of that series but not applicable to all outstanding senior notes issued under the indenture, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding senior notes of each affected series, voting as a single class, by notice in writing to TD, may declare the principal of (or such other amount as may be specified) all senior notes of each affected series and, if applicable, interest accrued thereon to be due and payable immediately; and
•	if an event of default due to specified events of bankruptcy, insolvency, winding up or liquidation of TD, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding senior notes issued under the senior debt indenture, treated as one class, by notice in writing to TD may declare the principal of (or such other amount as may be specified) all those senior notes and, if applicable, interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults.

In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding senior notes affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the senior notes.

Differences in Events of Default

Notes issued by us prior to September 23, 2018, such as the Series A notes and the Series B notes, contain events of default that are different from those set forth above. In particular, the events of default applicable to the Series A notes and the Series B notes do not provide for a 30-business-day cure period with respect to any failure by us to pay the principal of or, if applicable, interest on those senior notes. Accordingly, if we fail to pay the principal of any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 7-day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay the principal of the notes. In addition, if we fail to pay, if applicable, interest on any series of Series A notes or Series B notes when due, the holders of such notes would be entitled to declare their securities due and payable following a 30-calendar day cure period, whereas holders of Series C notes, Series D notes or Series E notes would not be entitled to accelerate the notes until 30 Business Days after our failure to pay, if applicable, the interest on the notes.

TD SECURITIES (USA) LLC	P-26